SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

            Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
            Under Sections 13 and 15(d) of the Securities Exchange
                                 Act of 1934.


                       Commission File Number 333-97023



                          Granite Mortgages 02-2 plc
------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

         100 Wood Street, 5th Floor, London, United Kingdom EC2V 7EX
------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Granite Mortgages 02-2 plc, series 1 class A1, series 1 class A2, series 1 class B, series 1 class C mortgage backed notes
------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
------------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    | |        Rule 12h-3(b)(1)(i)    | |
                                  -                                 -
          Rule 12g-4(a)(1)(ii)   | |        Rule 12h-3(b)(1)(ii)   | |
                                  -                                 -
          Rule 12g-4(a)(2)(i)    | |        Rule 12h-3(b)(2)(i)    |X|
                                  -                                 -
          Rule 12g-4(a)(2)(ii)   | |        Rule 12h-3(b)(2)(ii)   | |
                                  -                                 -
                                            Rule 15d-6             | |
                                                                    -

     Approximate number of holders of record as of the certification or notice date: under 300

          Pursuant to the requirements of the Securities Exchange Act of 1934, Granite Mortgages 02-2 plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 30, 2003                    GRANITE MORTGAGES 02-2 PLC


                                            By:  /s/ Clive Rakestrow
                                               -------------------------------
                                               Name:  Clive Rakestrow
                                               Representing LDC Securitisation
                                               Director No.1 Limited


                                      2